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                          SENTINEL FINANCING LTD., L.P.

                          LIMITED PARTNERSHIP AGREEMENT


              THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement") is entered into by and among SENTINEL ACCEPTANCE CORPORATION, a Florida Corporation (the "General Partner"), and SENTINEL ACCEPTANCE LTD., L.P., A FLORIDA LIMITED PARTNERSHIP ("Limited Partner"). (The Limited Partner and General Partner collectively are referred to as "Partner" or "Partners.")

                              W I T N E S S E T H:


              1. FORMATION. The General Partner and the Limited Partner hereby form a Limited Partnership (the "Partnership" or the "Limited Partnership") under the Uniform Limited Partnership Act of the State of Florida ("Florida Act"). The Partnership intends to be treated as a partnership for federal income tax purposes under the default classification rules set forth in Treasury Regulation Section 301.7701-3(a). The business of the Limited Partnership shall be conducted under the name "SENTINEL FINANCING LTD., L.P."

              2. PLACE OF BUSINESS. The principal place of business of the partnership shall be at 210 No. University Drive, Suite 800, Coral Springs, Florida 33071 or at such other place as the General Partner from time to time shall designate in writing. The Partnership may also maintain such other offices at such other places as the General Partner may deem advisable. The address of the General Partner is the principal place of business of the Partnership. The General Partner may change its address at any time from time to time.

              3. TERM OF THE PARTNERSHIP. The term of the Partnership shall commence with the filing of the Certificate of Limited Partnership in accordance with the Florida Act until December 31, 2014, unless sooner terminated.

              4. PURPOSE AND BUSINESS OF PARTNERSHIP. The Partnership is a single purpose business entity formed for the sole purpose of issuing up to an aggregate of $15,000,000 principal amount of 12% Secured Notes due 2002, the proceeds of which shall be used for the purchase, collection and servicing of financing contracts originated by automobile dealers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the

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furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

              5. PARTNERS' DISTRIBUTIVE SHARE. Unless otherwise stated in this Partnership Agreement, all items of income, gain, loss deduction or credit shall be allocated as follows:

                     5.1 ALLOCATIONS TO LIMITED PARTNERS. Unless otherwise specifically allocated in this agreement, the Limited Partner's distributive share of all items of income, gain, loss, deduction or credit shall be 99%.

                     5.2 ALLOCATIONS TO GENERAL PARTNER. The General Partner's distributive share of all items of income, gain, loss, deduction or credit not otherwise specifically allocated in this Agreement shall be one percent (1%).

              6.     CAPITAL CONTRIBUTIONS.

                     6.1 GENERAL PARTNER. The General Partner shall contribute its services, skill and expertise in the acquisition and management of the Partnership business; in addition the General Partner shall contribute $40.00. From time to time, as necessary, the General Partner shall contribute to the Partnership property or other consideration in such form as permitted under the Florida Act such that its total capital contribution as General Partner shall remain equal to at least 1% of the total capital contribution (as defined in Section 6.2, and based on amounts credited to Capital Accounts) to the Partnership.

                     6.2 THE LIMITED PARTNER. The Limited Partner's capital contribution shall be $4,000.00.

                     6.3 NO RETURN OF CAPITAL CONTRIBUTIONS. No Partner shall have the right to demand or receive the return of a capital contribution or Capital Account (as defined in Section 7.1) to the Partnership, or to receive any distribution from the Partnership except as otherwise provided in this Agreement, or pursuant to the Florida Act.


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              7.     CAPITAL ACCOUNTS.

                     7.1 MAINTENANCE OF CAPITAL ACCOUNTS. The General Partner shall maintain an individual Capital Account for each Partner in accordance with Section 704(b) of the Internal Revenue Code. The Capital Account of each Partner will reflect the amount of such Partner's initial contribution to the capital of the Partnership, and shall be increased by (i) any additional capital contributions to the Partnership, (ii) net profits allocated to the Partner, and (iii) the Partner's share of all Partnership income or profits, if any, not otherwise taken into account in this Section 7.1 and shall be decreased by (x) any distributions made to the Partner by the Partnership, (y) net losses allocated to the Partner, and (z) the Partner's share of all other Partnership losses, if any, not otherwise taken into account under this Section 7.1.

              8.     CASH DISTRIBUTIONS BY THE PARTNERSHIP.

                     8.1 CASH AVAILABLE FOR DISTRIBUTION. Cash Available For Distribution (as defined in Section 8.2) may be distributed from time to time quarterly or at the end of any fiscal year to the Partners at the discretion of the General Partner; provided, however, that no distribution of Cash Available For Distribution may be made unless at the fiscal quarter or fiscal year end, as applicable, the Partnership's net receivables as reflected on the Company's balance sheet for such fiscal quarter or fiscal year end immediately preceding the fiscal quarter in which the distribution is to be made exceeds 110% of the principal amount of the Notes issued and outstanding. Cash Available For Distribution shall be distributed one percent (1%) to the General Partner and ninety-nine percent (99%) to the Limited Partner, and among the Limited Partners, in accordance with their distributive share as provided in
Section 5.1.

                     8.2 CASH AVAILABLE FOR DISTRIBUTION means the remaining cash and other assets available for distribution to the Partners after payment or satisfaction of the following: (a) all Partnership liabilities for ordinary and necessary expenses then due and owing to the persons other than the Partners; (b) all payments currently due on the Notes; (c) the current cost of acquiring assets; and (d) such reserves as may be determined by the General Partner to be reasonably necessary for the operation of the Partnership business.

              9.     ALLOCATION OF INCOME AND LOSS.

                     9.1    ORDINARY ALLOCATIONS OF INCOME AND LOSS.

                            (a)    LOSS.  Subject to the provisions of Section
9.2, losses shall be allocated as follows: The General Partner shall be allocated 1% of all loss items, and the Limited Partner shall be allocated items of loss in accordance with its distributive share allocations in
Section 5, above. Partnership net losses allocated to any Partner pursuant to this Agreement shall not exceed the maximum amount of net losses that can be so allocated without causing the Capital Account of such Partner to


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have a deficit Capital Account balance determined with the reductions specified in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) which exceeds the sum of (i) the amount of such deficit the Partner is obligated to restore, and (ii) the amount of such deficit the Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5).

                            (b)    INCOME.  Except as provided in Section 9.02
hereof, income shall be allocated in accordance with the distributive share allocations to the Limited Partner and General Partner set forth in Section 5. These allocations are intended to provide the General Partner with a material interest in the Partnership as defined in Rev. Proc. 89-12.

                            (c)    DETERMINATION OF NET INCOME AND NET LOSSES.
Net income and net losses shall be determined in accordance with the Partnership's books and records.

                     9.2    COMPLIANCE WITH SECTION 704(b) REQUIREMENTS.

                            (a)    QUALIFIED INCOME OFFSET.  Notwithstanding any
other provision of this Agreement, except Section 9.2(b) hereof, in the event any Partner unexpectedly receives an adjustment allocation or distribution described in Treasury Regulation Section 1.704(b)(2)(ii)(d)(4), (5) or (6) which results in such Partner having a deficit Capital Account balance (after giving effect to Treasury Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6)), or otherwise has a deficit Capital Account balance which exceeds the sum of (i) the amount of such deficit the Partner is obligated to restore, and (ii) the amount of such deficit the Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2
(i)(5), such Partner shall be specially allocated items of Partnership Income in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit in such Partner's Capital Account as quickly as possible. Any special allocation made under this Section 9.2(a) shall be taken into account for purposes of determining subsequent allocations of income and loss, so that the total allocations will, to the extent possible, equal the allocations that would have been made if this Section 9.2(a) had not previously applied.

                            (b)    MINIMUM GAIN.  Notwithstanding any other
provision of this Agreement, if there is a net decrease in the Partnership's minimum gain (as such term is defined in Treasury Regulation Section 1.704-2(d)) during any fiscal year, each Partner shall be specially allocated items of Partnership income for such year (and subsequent years if necessary) in an amount and in the manner set forth in Treasury Regulation Section 1.704-2(g)(2) and otherwise in accordance with Treasury Regulation Section 1.704-2(f). This
Section 9.2(b) is intended to comply with the minimum gain chargeback requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith. Any special allocations made under this Section 9.2(b) shall be taken into account for purposes of determining subsequent


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allocations of income and loss so that the total allocations will, to the extent possible, equal the allocations that would have been made if this Section 9.2(b) had not previously applied.

                            (c)    PARTNER NONRECOURSE DEDUCTION.  Any item of
Partner Nonrecourse Deduction (as hereinafter defined) with respect to a Partner Nonrecourse Debt (as hereinafter defined) shall be allocated to the Partner who bears the economic risk of loss of the Partner Nonrecourse Debt in accordance with Treasury Regulation Section 1.704-2(i). The term "Partner Nonrecourse Deduction" has the meaning provided in Treasury Regulation Section 1.704-2(i)(2). The term "Partner Nonrecourse Debt" has the meaning provided in Regulation Section 1.704-2(b)(4). Subject to Section 9.2(b) hereof, but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in minimum gain attributable to partner nonrecourse debt (hereinafter referred to as "Partner Nonrecourse Minimum Gain") during any fiscal year of the Partnership, then, each Partner with a share of Partner Nonrecourse Minimum Gain at the beginning of such year shall be allocated items of Partnership Income for such year (and subsequent years if necessary) in proportion to, and to the extent of, an amount equal to such Partner's share (determined in a manner consistent with Treasury Regulation Section 1.704-2(g)(2)) of the net decrease in Partner Nonrecourse Minimum Gain. Any special allocations made under this Section 9.2(c) shall be taken into account for purposes of determining subsequent allocations of income and loss so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section 9.2(c) had not previously applied.

              10.    RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS.

                     10.1   CONTROL AND LIMITED LIABILITY.

                            (a)    No Limited Partner shall take part in the
management or control of Partnership business or transact any business on behalf of the Partnership and shall have no power to sign for or bind the Partnership.

                            (b)    If a Limited Partner receives the return of
any part of his capital contribution without violation of the Partnership Agreement, he is liable to the Partnership for the period of one (1) year thereafter for the amount of the returned capital contribution, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the capital contribution was held by the Partnership.

                            (c)    No Limited Partner shall be liable for any
debt or obligation of the Partnership in excess of such Limited Partners' capital contribution. However, if a Limited Partner acts in such a way that persons who transact business with the Partnership reasonably believe, based upon the Limited Partners' conduct, that the Limited Partner is a General Partner, then such Limited Partner shall be held liable


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in obligations only to those persons who reasonably believe the Limited Partner to be the General Partner.

                     10.2 LIMITED DISTRIBUTIONS. No salaries shall be paid to any Limited Partner, nor shall any Limited Partner have a drawing account. No Limited Partner shall be entitled to the return of his capital contribution, except to the extent that distributions made pursuant to this Agreement may be considered as such by law and except upon termination of the Partnership as
provided in this Agreement.   No Limited Partner shall be entitled to receive
interest on his capital contribution.

                     10.3 WITHDRAWAL OF LIMITED PARTNERS. Except as otherwise provided by this Agreement, no Limited Partner will be entitled to withdraw any of his capital contributions or withdraw or retire from the Partnership prior to the dissolution and liquidation of the Partnership. An individual Limited Partner may withdraw upon reaching the age of 65 retirement ("Retirement"). Any voluntary withdrawal at Retirement by a Limited Partner shall be effective upon such Limited Partner providing to the General Partner in writing notice of such Partner's withdrawal 60 days before the date of such Partner's planned withdrawal date. Subject to Section 10.5, the withdrawal of a Limited Partner for Retirement, shall not dissolve the Partnership, so long as such withdrawal or transfer does not violate the provisions set forth in Section 11 of this Agreement.

                     10.4   DEATH, ETC., OF LIMITED PARTNER.

                            (a)    The death, incompetency, insolvency or
bankruptcy of an individual Limited Partner shall not dissolve or terminate the Partnership, except as provided in Section 10.5. In the event of such death, incompetency or bankruptcy, the executor, administrator, guardian, trustee or other personal representative (the "representative") of the deceased, incompetent or bankrupt Partner shall be deemed to be the assignee of such Limited Partners' interest ("Interest") and may become a substitute limited partner upon the terms and conditions set forth in Section 11.1. The estate, representative, heirs, and distributees, as the case may be, of such a deceased, incompetent or bankrupt Limited Partner shall be liable for all of his liabilities and obligations to the Partnership.

                            (b)    Any person who acquires in any manner
whatsoever any interest in the Partnership, irrespective of whether such person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and to be bound by all the obligations of this Agreement that any predecessor in interest of such person was subject to and bound by all the obligations of this Agreement that any predecessor in interest of such person was subject to or bound by.


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              11.    ASSIGNMENT BY PARTNERS.

                     11.1 GENERALLY. Provided that such action is in compliance with applicable state or federal securities laws and any other applicable laws and other agreements to which the Partnership is a party or by which the Partnership or any Partnership property may be bound or subject, and upon approval by the General Partner, and the remaining Limited Partners, a Limited Partner may assign, hypothecate, or transfer all or part of his partnership interest ("Interest"), to become effective as of the first day of the calendar month following the month in which such assignment, hypothecation, or transfer is executed. Such assignment, hypothecation, or transfer shall not release the Limited Partner transferring an Interest from the obligations under this Agreement, nor shall it constitute the transferee a substitute Limited Partner; such transaction shall be an economic assignment as defined herein.
The assignee may become a Limited Partner when the assignee delivers to the General Partner: (i) a counterpart of this Agreement executed by the assignee whereby the assignee evidences the intention to become a Limited Partner, and to be bound by the provisions of this Agreement; and (ii) an opinion of legal counsel acceptable to the General Partner that the proposed transfer does not violate applicable state or federal securities laws and any other applicable laws. In any event, any release of any Limited Partner transferring an Interest under this Agreement shall be subject to the provisions of Sections 620.117 and
620.136 of the Florida Act.

                     11.2 LIMITATIONS. Except as provided in this Agreement, no assignment, hypothecation, or transfer of all or any part of any Interest (including, without limitation, any rights to income or other attributes of any Interest) shall be made by any of the Partners and the Partnership will not recognize any such attempt. No additional interests in Partnership capital and profits will be issued by the Partnership, if, in the opinion of counsel to the Partnership, when added to the total of all interests in Partnership capital and profits sold, exchanged, or issued within a period of twelve consecutive months prior thereto, such sale, exchange, or issuance could result in the Partnership's not being taxed as a Partnership, or the Partnership's being terminated for tax purposes under the Internal Revenue Code.

                     11.3 ECONOMIC ASSIGNMENT. An assignee who does not become a substitute Limited Partner as provided in Section 11.1 has no right to require any information or accounting for Partnership transactions, to inspect the Partnership books, to seek judicial dissolution, to receive allocations and distributions the assignor may otherwise have received, or to exercise any voting or consensual rights, all of which shall be recognized by the Partnership as rights solely of the assignor.

                     11.4 PAYMENT AFTER ASSIGNMENT. The Partnership shall, after the effective date of any assignment, hypothecation, or transfer in accordance with Section 11.1, make all further allocations and distributions in respect of the Interest so assigned, to the assignee from the date such Interest is transferred on the books of the Partnership after compliance with the foregoing provisions.


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                     11.5   ACCOUNTABILITY TO ASSIGNEES.  No assignment,
hypothecation, or transfer to more than one party, including assignment, hypothecation, or transfer of less than all of a Limited Partners' rights hereunder, shall require the Partnership to account to more than one party. The assignees or transferees shall designate in writing one party to act as their representative in all Partnership matters.

                     11.6 ALLOCATION. In the event of an assignment of an Interest in accordance with Section 11.1, allocation of items of Partnership income, gain, loss, deduction, and credit between the assignor and the assignee shall be based on the number of days in the particular year during which each such Limited Partnership Interest is held according to Partnership records, or on any other basis deemed reasonable by the General Partner consistent with
applicable United States Treasury Regulations.   Each Limited Partner shall be
entitled to such allocation of income, gain, loss, deduction, and credit in computing taxable income or tax liability to the exclusion of any other party.

              12.    RIGHTS AND OBLIGATIONS OF THE GENERAL PARTNER.

                     12.1 MATERIAL DECISIONS. The General Partner shall have full, exclusive and complete power and authority to make all material decisions regarding the Partnership. Such material decisions shall include, but not be limited to the following:

                            (a)    Ratification of any agreement committing any
of the Partnership's assets;

                            (b)    Ratification of any contract the duration of
which exceeds nine (9) months;

                            (c)    Ratification of any material deviation in the
Partnership's credit policies;

                            (d)    Ratification of any material deviation in
collection/enforcement policies;

                            (e)    Ratification of any material modification in
the dealer manuals;

                            (f)    Ratification of any material deviation in the
structure of the marketing goals and any marketing representative agreement of the Partnership;

                            (g)    Ratification of a compensation package for
any employee of the Partnership;


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                            (h)    Determination of Cash Available For
Distribution;

                            (i)    Determination of employment of professionals
to assist in the business of the Partnership, including, but not limited to, attorneys, accountants, auditors, and bookkeepers; and

                            (j)    Selection of a servicer and ratification of
any servicing agreement.

                     12.2 GENERAL. In accordance and in addition to the above, the General Partner shall have full, exclusive, and complete power and authority to manage, control, administer, and operate the business and affairs of the Partnership and to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate. The scope of such power and authority shall encompass all matters in any way connected with such business or incidental thereto, including without limitation, the power and authority:

                            (a)    To purchase or otherwise acquire personal
property or lease real property deemed necessary or desirable to conduct the business of the Partnership.

                            (b)    To borrow money; to conduct the business
activities of the Partnership; from time to time, without limitation as to amount, to draw, make, and issue promissory notes and other such instruments and evidences of indebtedness, and to secure the payment of the sums so borrowed; to mortgage, pledge, or assign in trust all or any part of the Partnership properties or the proceeds and revenues therefrom; and to engage in other financial arrangements deemed necessary or desirable.

                            (c)    To enter into any joint venture, general
partnership, or limited partnership agreement or other contractual arrangement for sharing of profits in furtherance of any of the other activities specified in this Agreement.

                            (d)    To acquire, maintain, develop, operate,
manage, and defend the Partnership assets, and to do any and all other things necessary or desirable in the conduct of Partnership business.

                            (e)    To manage the Partnership and render such
services as are necessary or desirable, including investigation and evaluation of investment opportunities for the Partnership; negotiation with sellers of Interests or other persons, including any Partner, from whom such investments are to be acquired; and the negotiation with operators and others, including any Partner, in connection therewith; negotiation with sellers of products or services offered to the Partnership; negotiation with purchasers of assets owned by the Partnership; and general supervision of the properties and operations of the Partnership; to incur obligations or make payments on


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behalf of the Partnership in the name of the Partnership; advance any funds to or on behalf of the Partnership, in which case the General Partner shall be entitled to reimbursement by the Partnership.

                            (f)    To enter into agency or independent
contractor agreements providing for the operation and management of Partnership assets, and Partnership affairs; employ suitable agents, custodians, counsel, accountants, contractors, architects, and engineers, but no such employment shall absolve the General Partner from its responsibilities and obligations to manage and control the business and assets of the Partnership.

                            (g)    To sell, assign, convey, or otherwise dispose
of in the ordinary course of business, for such consideration and upon such terms and conditions as the General Partner may determine, any part of the Partnership assets, any interest therein, or any interest payable therefrom and, in connection therewith, to execute and deliver such deeds, assignments, and conveyances containing such warranties as the General Partner may determine appropriate.

                            (h)    To pay property taxes, all local, state, and
federal governmental charges and other amounts, charges, and assessments necessary or appropriate to the maintenance or operation of any Partnership properties.

                            (i)    To make such classifications, determinations,
and allocations as the General Partner may deem advisable, for tax purposes and otherwise, subject to the terms and provisions of this Agreement.

                            (j)    To incur, on behalf of the Partnership,
expenses in causing to be rendered by third parties certain necessary services for, to, or on behalf of the Partnership.

                            (k)    To take such other action and perform such
other acts as may be necessary or desirable for the conduct of Partnership business or to effect any powers accorded to any General Partner under this Agreement or by law.

                     12.3 TAX DESIGNATION. The General Partner is designated the Partnership's Tax Matters Partner pursuant to Internal Revenue Code Section 6231(7) for purposes of filing federal partnership tax returns, partnership audits, and administrative and judicial proceedings involving tax matters of the Partnership.

                     12.4 ACTIVITIES OF ANY GENERAL PARTNER AND AFFILIATE OF ANY GENERAL PARTNER IN CONNECTION WITH THE PARTNERSHIP.

                            (a)    The Limited Partners understand that the
General Partner and any affiliate of the General Partner, are and in the future may be, interested directly or indirectly in various other businesses and undertakings not included in the

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Partnership.  The Limited Partners understand that the conduct of the business of the Partnership may involve business dealings with such other businesses or undertakings. The Limited Partners hereby agree that the creation of the Partnership and the assumption by the General Partner of its duties hereunder shall be without prejudice to the rights of the General Partner (or the rights of any affiliates of the General Partner) to engage in such other interests and activities and to receive and enjoy profits or compensation from them; provided that any involvement in such other businesses or undertakings may involve any activity which would in any way be deemed an activity in the same line of business or trade as any and all business activities to be undertaken by the Partnership. The Limited Partners waive any rights they might otherwise have to share or participate in such other interests or activities of the General Partner or any affiliates of the General Partner. The General Partner does and will in the future engage in other business ventures, including, but not limited to, the operation and management of Partnership assets and neither the Partnership nor the Limited Partners will be entitled to the income or profits derived from it. In this connection, it is understood and agreed by the Limited Partners that the General Partner is and may continue to be engaged in businesses other than the Partnership, and that the General Partner must necessarily divide the time thereof between the Partnership and other businesses, both prior and future, and that the General Partner may, during the life of the Partnership, acquire additional assets and not offer the same to the Partnership.

                            (b)    The Limited Partners hereby acknowledge and
consent to the entering into of any agreement or other arrangement for the furnishing to or by the Partnership of goods or services with any individual, corporation, partnership, joint venture, association, firm, or other entity that is an affiliate of the General Partner, and any such arrangements shall not in itself constitute a breach by the General Partner of a fiduciary duty to the Partnership, as long as any such arrangements are beneficial and prudent and enhance the Limited Partners' interest.

                            (c)    The Limited Partners also recognize that all
Limited Partners may be interested directly or indirectly in various other businesses and undertakings not included in the Partnership which are deemed to be activities in the same line of business or trade as any and all business activities to be undertaken by the Partnership.

                     12.5 AUTHORITY. No person, firm, or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.

                     12.6 GENERAL PARTNER COMPENSATION. The General Partner agrees that it shall not receive any compensation from the Partnership for its services.

                     12.7 LIABILITY. Neither the General Partner nor any of its affiliates, shareholders, employees and agents shall have any liability to any Limited Partner or the Partnership for any loss or damage, mistake or error in judgment,


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incurred by reason of any act or omission performed or omitted in good faith either on behalf of the Partnership or in furtherance of the interests of the Partnership in a manner reasonably believed to be within the scope of authority conferred by this Agreement, provided such acts or omissions do not constitute fraud, gross negligence or gross misconduct or the breach of a fiduciary duty with respect to such acts or omissions.

                     12.8 INDEMNIFICATION. The General Partner, its affiliates, shareholders, employees and agents shall be indemnified and held harmless by the Partnership from and against any and all losses, liabilities, costs, expenses or damages arising from any and all claims, demands, actions, suits or proceedings, civil, administrative or investigative, in which the General Partner, or its affiliates, shareholders, employees and agents may be involved, as a party or otherwise, by reason of the management of the affairs of the Partnership, whether or not the General Partner continues to be such at the time any such liability or expense is paid or incurred. Neither the General Partner nor any of its affiliates, shareholders, employees and agents shall be entitled to indemnification hereunder for any conduct arising from (i) fraud, gross negligence, gross misconduct or criminal acts; (ii) the breach of this Agreement by the General Partner; or (iii) a matter unrelated to such General Partner's management of the Partnership's affairs. The rights of indemnification provided in this Section will be in addition to any rights to which the General Partner, or such other persons, may otherwise be entitled by contract or as a matter of law, and shall extend to each of its successors and assigns. In particular, and without limitation of the foregoing, the General Partner, and its affiliates, shareholders, employees and agents, shall be entitled to indemnification by the Partnership against reasonable expenses, including attorney's fees, actually and necessarily incurred by any of them in connection with the defense of any action, to which it or any of them may be made a party, or the right of the Partnership to procure a judgment in favor of the Partnership, to the fullest extent permitted under the provisions of the Florida Act or any other applicable statute. Such indemnification shall be limited to the assets of the Partnership.

              13.    INCOME TAX ELECTIONS.

                     13.1 INCOME TAX ELECTION. The General Partner shall make such federal income tax elections as it deems in the interest of the Partnership.

                     13.2 ELECTION UPON TRANSFER, DEATH OR DISTRIBUTION. In the event of the transfer of an Interest, or upon the death of an individual Limited Partner, or in the event of the distribution of Partnership properties to any party, the Partnership may, upon the request of any Partner and in the complete discretion of the General Partner, file an election in accordance with applicable United States Treasury Regulations to cause the basis of the Partnership properties to be adjusted for federal income tax purposes as provided in Sections 734 and 743 of the Internal Revenue Code.


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              14.    AMENDMENT OF PARTNERSHIP AGREEMENT.

                     14.1 AMENDMENTS REQUIRING CONSENT. Except as otherwise provided in this Section 14, this Agreement may be amended by the General Partner and a majority of the Limited Partners as determined in accordance with the allocation of distributive shares as set forth in Section 5. This Agreement, shall not be amended without the Requisite Vote (as defined in Section 14.4), if the effect of such amendment would be to (i) change or amend
Section 4; (ii) increase the liability of the Partners; (iii) change the contributions required of Partners; (iv) change the rights and interests in profits and losses of the Partnership; (v) change the rights of Partners upon liquidation; (vi) amend allocations under Sections 8 or 9; or (vii) amend this
Section 14.

                     14.2 AMENDMENTS NOT REQUIRING CONSENT. The General Partner may, without prior consent from any Limited Partner, amend any provision of this Agreement from time to time to (i) add to the Agreement any further covenants, restrictions, deletions, or provisions for the protection of the Partners; (ii) to cure an ambiguity or to correct or supplement any provisions contained herein; or (iii) to make such other provision in regard to matters or questions arising under this Agreement, which will not adversely affect the interests of the Partners.

                     14.3 PROHIBITED AMENDMENTS. No amendment to this Agreement shall be effective if, in the opinion of counsel to the Partnership, such amendment could result in the Partnership's not being taxed as a partnership, or the Partnership's being terminated for tax purposes.

                     14.4 DEFINITION OF REQUISITE VOTE. For purposes of this Agreement, the term "Requisite Vote" shall mean two-thirds of the Limited Partners as determined in accordance with the allocation of their distributive shares as set forth in Section 5.1.

              15.    DURATION, TERMINATION AND WINDING UP

                     15.1 GENERAL. The Partnership shall terminate upon the occurrence of any of the following events:

                            (a)    The withdrawal of the General Partner, unless
there exists another General Partner and such General Partner wishes to carry on the business of the Partnership; however, such dissolution may be avoided if, within 90 days after such General Partner's withdrawal, all remaining Partners agree in writing to continue the business of the Limited Partnership and appoint one or more additional General Partners;

                            (b)    The dissolution of the General Partner,
(except a technical dissolution as a consequence of the transfer of all of the assets and liabilities


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

of the General Partner to a successor entity in which the General Partner or its principals retain an interest, or a merger, consolidation, or other reorganization of the General Partner, all of which events expressly will not cause dissolution of the Partnership); provided, however, such dissolution of the Partnership may be avoided if steps are taken by the remaining Partners as described in the above subparagraph (a);

                            (c)    The filing of a petition in bankruptcy
against the General Partner if such petition is not dismissed within 60 days of the date of filing;

                            (d)    The expiration of the fixed term of the
Partnership at 11:59 p.m. on December 31, 2014 unless otherwise extended;

                            (e)    The disposition of all Partnership property;
or

                            (f)    The written consent of all Partners,
delivered to the General Partner.

                     15.2 EFFECTIVENESS OF TERMINATION. Termination shall be effective on the date on which the event occurs giving rise to the termination, but the Partnership shall not wind up until the assets have been distributed pursuant to this Agreement.

                     15.3 ALLOCATIONS UPON TERMINATION. Upon the termination of the Partnership:

                            (a)    Partnership properties, or any portion of
them, may be sold at the election of the General Partner if a price deemed reasonable by the General Partner may be obtained.

                            (b)    The fair market value of any Partnership
properties that are not sold shall be determined, and the gain or loss that would have resulted had each such Partnership property been sold for its fair market value shall be computed.

                            (c)    Gain or loss realized on actual sales of
Partnership property and the gain or loss that would have been realized on sales of unsold Partnership property computed as provided in (b) above, shall be allocated for federal income tax purposes among the Partners as provided in
Section 9.1 hereof and reflected in the Capital Accounts as provided in Section
7.1 hereof.

                            (d)    The Partnership properties, or the proceeds
therefrom in the event of a sale of all or a portion of them, shall be distributed as provided below in Section 15.4.


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

                            Partnership properties distributed upon termination
of the Partnership shall remain subject to such agreements, if any, then in effect with respect to such partnership properties.

                     15.4 DISTRIBUTIONS UPON TERMINATION. The proceeds of such sales, as well as other cash and any unsold Partnership properties, upon termination of the Partnership shall be used as follows:

                            (a)    First, to pay or provide for all amounts
owing by the Partnership to creditors, including any Partner, but not any amount owed to a Partner solely in the capacity of a Partner, to the extent permitted by law in satisfaction of the liabilities of the Partnership whether by payment or by establishment of reserves for such payment.

                            (b)    Second, to the setting up of any reserves
that the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of any General Partner arising out of or in connection with the Partnership. Such reserves shall be paid over to any attorney of the State of Florida, or trust company, selected by the General Partner, as escrowee, to be held for a period of not longer than three years, for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and at the expiration of such period, to distribute the balance remaining, as provided in this provision.

                            (c)    Third, upon liquidation of the Partnership
(or any Partner's Interest) liquidating distributions shall, in all cases, be made in accordance with the positive Capital Account balances of the Partners, as determined after taking into account all Capital Account adjustments for the taxable year during which such liquidation occurs (other than those made pursuant to this sentence), by the end of such taxable year (or, if later, within 90 days after the date of such liquidation), and in the same manner as provided in Section 9.2.

                            (d)    Fourth, if the General Partner has a deficit
balance in his Capital Account after allocation of gain or loss among the Partners as specified in Section 15.4 and after the payments and liquidating distributions specified above in this section have been made, the General Partner shall pay to the Partnership an amount equal to the amount of the deficit balance in his or her Capital Account by the end of the taxable year in which the liquidation occurs, and the Partnership shall use that deficit Capital Account balance payment first to pay amounts, if any, still owed to the Partnership's creditors and then to distribute the balance, if any, of the deficit Capital Account balance payment in repayment of any remaining positive balances in other Partners' Capital Accounts.

                            (e)    Fifth, any net remaining profits shall be
distributed to the Limited Partners and the General Partner in accordance with their distributive shares as set forth in Sections 5.1 and 5.2.


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

                     15.5 WINDING UP. The winding up of Partnership affairs and liquidation and distribution of its assets shall be conducted exclusively by the General Partner or, if the General Partner is unable or unwilling to act, by a trustee named by the Requisite Vote of the Partners (the "Trustee"). The General Partner or the Trustee is hereby authorized to do any and all acts and things authorized by law to effect such dissolution, liquidation, and distribution of the assets of the Partnership.

              16.    REPRESENTATIONS WARRANTIES AND COVENANTS OF THE PARTNERS.

                     Each Limited Partner, if an individual, represents upon becoming a Limited Partner that he or she (a) is 21 years of age or over and a United States citizen; (b) is either (i) an accredited investor (as defined in Rule 501 of Regulation D of the federal Securities and Exchange Commission under the Securities Act of 1933, as amended) or (ii) alone or with purchaser Representative(s) (as defined in Rule 501 of Regulation D of the federal Securities and Exchange Commission under the Securities Act of 1933, as amended) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of investing in the Partnership; (c) is the sole party in interest in his or her Interest under this Agreement and as such is vested with all legal and equitable rights in such Interest; (d) is making this purchase solely for his or her own account without any present intention or agreement of assigning, selling, or transferring any portion to any other person; and (e) can bear the economic risk of investment in the Partnership (including the possible loss of the entire amount) without impairing the ability to provide for himself or herself and his or her family and that he or she understands that he or she must continue to bear the economic risk of the investment for an indefinite period of time. Each Limited Partner, if a partnership, trust, or corporation, represents upon becoming a Limited Partner that it or its controlling persons are authorized and duly qualified to invest in Interests in the Partnership and makes the same representations set forth in (a), (b), (c), and (d) above and that its becoming a Limited Partner would not result in the transactions contemplated hereunder being prohibited transactions under the Internal Revenue Code.

              17.    FURTHER ASSURANCES AND POWER OF ATTORNEY.

                     17.1 GENERAL. Each Limited Partner, upon executing and delivering to the General Partner a counterpart of this Agreement, irrevocably constitutes and appoints the General Partner, with full power of substitution, as his or her true and lawful attorney in name, place, and stead for the following purposes:

                            (a)    To sign, swear to, and acknowledge
(i) Certificates and Agreements of Limited Partnership and all amendments to them required by law with respect to the formation of the Partnership; (ii) all instruments that effect a change or modification of the Partnership in accordance with the provisions of this Agreement; (iii) all conveyances or other instruments and documents necessary to effect the dissolution and liquidation of the Partnership and the distribution of Partnership properties upon dissolution; (iv) all instruments required in order to comply with applicable tax laws; and (v) all instruments required in order to implement the authority of the General Partner under this Agreement; and

                            (b)    To execute, acknowledge, swear to, and file
any and all notices, reports, returns, or other documents permitted or required by the United States Treasury Department or any rule or regulation issued thereby in connection with the admission of any additional or substitute Partner.

                     17.2 FURTHER ASSURANCES. Each Limited Partner hereby agrees to execute and deliver to the General Partner within ten days after receipt of the General Partner's written request such other and further statements of interest and holdings, designations, powers of attorney, and other instruments as the General Partner deems necessary or desirable to comply with the requirements of law or administrative rule for the formation and operation of this Partnership.

                     17.3 IRREVOCABILITY OF POWER. The foregoing grants of authority are hereby declared to be irrevocable, and a power coupled with an interest, and shall survive the death of the Partner.

                     17.4 CONFLICTS BETWEEN EXERCISE OF POWER AND THIS AGREEMENT. In the event of any conflict between the provisions of this Agreement and any document executed or filed by the General Partner pursuant to exercise of the Power of Attorney granted herein, this Agreement shall govern.

              18.    MISCELLANEOUS.

                     18.1 COUNTERPARTS. This Agreement may be executed in as many counterparts as shall be deemed necessary by the General Partner, and when so executed, each such counterpart shall be as fully valid and binding on all parties as every other such counterpart.

                     18.2 HEADINGS. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to limit the scope, extent, or intent of this Agreement or any provision of it.

                     18.3 SEVERABILITY. If any provision of this Agreement or the application of such provision to any person or circumstance is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining terms and provisions of it.

                     18.4 GOVERNING LAW AND VENUE. This Agreement and the application or interpretation of it shall be governed exclusively by its terms and by the laws of Florida without regard to its conflicts of laws provisions. Each of the parties agrees to submit to the jurisdiction of the state and federal courts in Palm Beach

County, Florida, in any action, claim, or other proceeding arising out of any dispute in connection with this Agreement.

                     18.5 CUMULATIVE REMEDIES. The rights and remedies provided by this Agreement are cumulative, and the exercise of one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.

                     Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

                     18.6 SUCCESSOR AS GENERAL PARTNER. In the event of a merger, consolidation, or reorganization of a General Partner that is not a natural person, any successor shall be deemed to be the General Partner for all purposes and effects and shall succeed to and enjoy all rights and benefits conferred and bear all obligations and burdens imposed upon the predecessor General Partner.

                     18.7 BOOKS AND RECORDS. The Partnership's books and records shall be maintained by the General Partner at the General Partner's office, or such other place as the General Partner may designate by written notice to the partners and by complying with the requirements of law at the time of such change. Each Limited Partner shall have access to the Partnership's books and records during regular business hours and may copy such records at his or her own expense. The books and records shall be kept in accordance with generally accepted accounting practices for federal income tax purposes applied on a consistent basis by the Partnership and shall reflect all Partnership transactions. The Partnership shall maintain its accounts on an accrual basis and shall adopt such Partnership tax year as the General Partner may determine.

                     18.8 FINANCIAL REPORTS. Financial statements shall be prepared by the Partnership on an accrual basis in accordance with generally accepted accounting principles and shall be transmitted to each of the Partners within 30 days after the close of each month. Each Partner has the right to have the books of the Partnership audited at his or her own expense.


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

                     18.9 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this _____ day of ________________, 1997.

                                     GENERAL PARTNER:

                                     SENTINEL ACCEPTANCE CORPORATION


                                     By:
                                        -------------------------------------
                                     Title:
                                           ----------------------------------

                                     LIMITED PARTNER:

                                     SENTINEL ACCEPTANCE LTD., L.P.

                                     By: Sentinel Acceptance Corporation
                                         General Partner

                                     By:
                                        -------------------------------------
                                     Title:
                                           ----------------------------------




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